Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Techpoint, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Japanese Depository Shares - Techpoint, Inc. 2017 Stock Incentive Plan(2)	457(c) and 457(h)	717,163	$9.25(3)	$6,633,757.75	0.0000927	$615(4)
		Common Stock, $0.0001 par value per share - Techpoint, Inc. 2017 Stock Incentive Plan(4)	Other	717,163	$9.25(3)	$6,663,757.75	N/A	—(4)
	Total Offering Amounts					$13,267,515.50		$615
	Total Fee Offsets
	Net Fee Due							$615

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers any additional securities that may be offered or issuable under the Techpoint, Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Each Japanese Depositary Share represents one share of Common Stock.
(3)

Based on the average of the high and low prices of the Japanese Depositary Shares as reported on the Mothers market on the Tokyo Stock Exchange on March 8, 2022, and converted into dollars at the average of ¥115.89 = $1.00, which was the Telegraphic Transfer Middle Rate as per MUFG Bank, Ltd. (formerly Bank of Mitsubishi UFJ) as of March 9, 2022.

(4)

Pursuant to Rule 457(i), no additional filing fee is payable with respect to the shares of Common Stock issuable upon conversion of the Japanese Depositary Shares because no additional consideration will be received in connection with any such conversion.